Exhibit 99.1

News Release

Contact:

Todd Allen

VP, Investor and Media Relations

410-689-7632

rnida@foundationcoal.com

For Immediate Release

March 3, 2009

James Roberts Announces Future Plans For Retirement and

Transition to Executive Chairman;

Kurt Kost Appointed to Board of Directors and Designated to

Succeed Mr. Roberts as CEO July 1, 2009

LINTHICUM HEIGHTS, Md.—Foundation Coal Holdings, Inc. (NYSE: FCL) today announced that James F. Roberts will retire from his role as Chief Executive Officer (CEO) effective June 30, 2009. As part of the company’s succession plan, Mr. Roberts will become Executive Chairman July 1, 2009.

Mr. Roberts became President and CEO in 2004 when Foundation Coal was created through an LBO acquisition. He became chairman in 2006. Prior to the creation of Foundation Coal, Mr. Roberts was President and CEO of the predecessor company, RAG American Coal Holdings, Inc. During his tenure as CEO, he and the management team successfully guided the company through its initial public offering in 2004. Under his direction and leadership as CEO, the company has grown to be the fourth largest coal producer in the U.S. with operations in Northern Appalachia, Central Appalachia and the Powder River Basin in Wyoming. His leadership has driven consistent improvement in every aspect of company performance, including safety, production and financial results.

Throughout his career at Foundation Mr. Roberts has played a leading national role promoting the coal industry as a safe and essential component for supplying America’s future energy needs. He is a director and former chairman of the National Mining Association, a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

“The board appreciates all Jim has done for Foundation and his leadership in promoting the succession planning process for his position over the past two years,” said Joel Richards, lead independent director of Foundation’s board. The process will further be enhanced as Jim will remain on as Executive Chairman of the Board and work with the team to ensure a smooth transition.

Foundation Coal further announced that Kurt D. Kost, President and Chief Operating Officer (COO), has been appointed to the board of directors effective at the February 26, 2009 board meeting. Mr. Kost will succeed Mr. Roberts as CEO effective July 1, 2009 in accordance with the company’s succession planning process. Mr. Kost has been President and COO since January of 2008.

“Kurt has demonstrated outstanding leadership and management acumen in each position in which he has served during his long tenure with the company,” said Jim Roberts. His leadership skills have propelled him through the ranks of the company and should serve him well in his future role as CEO. I look forward to continue working closely with Kurt to ensure the ongoing success of Foundation Coal.

Kost said, “I am honored to be appointed to Foundation Coal’s board of directors and designated as the next CEO of one of the finest mining operations in the coal industry. Together with our strong management team and dedicated employees, our company is well positioned to continue to meet American’s growing energy needs.”

Prior to becoming President and COO in January 2008, Mr. Kost was Foundation’s Executive Vice President since June 2007 with specific responsibility for materials management, general equipment management, process improvement, business development, and oversight of the Planning and Engineering Group. Mr. Kost also held the position of Senior Vice President Western Operations where he increased production while maintaining an outstanding safety record. He has been with Foundation Coal and its predecessor companies since 1980. Mr. Kost earned his Bachelor of Science degree in Mining Engineering from South Dakota School of Mines and Technology and has completed Harvard Business School’s Advanced Management Program.

About Foundation Coal

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries, Foundation Coal employs approximately 3,000 people and produces more than 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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